EXHIBIT 10.23
FORM OF
SEVERANCE AND RELEASE AGREEMENT
This Severance and Release Agreement (the “Agreement”) is entered into by and between                                          (the “Director”) and Hanmi Bank and its affiliated or related parent or subsidiary corporations, as well as their respective attorneys, agents, representatives, partners, joint ventures, successors, assigns, insurers, employees, officers, and directors (hereinafter collectively referred to as “the Bank”). The purpose of this Agreement is to settle and compromise any and all disputes and controversies of any nature existing between the parties arising out of the Director’s relationship with and/or separation from the Bank.
          1. Severance Pay. The Director shall receive $3,000 per month for five years, minus all applicable state and federal withholdings. The Director will also receive current health insurance coverage for five years in which the Bank will continue to pay for medical (i.e., HMO, PPO, dental and/or vision) premiums.
          2. Warranties by The Director.
               (a) The Director acknowledges that he has received all monies and other benefits and other benefits due to him as a result of his relationship with the Bank, other than the amount set forth in Paragraph 1.
               (b) The Director also represents that he has no pending complaints or charges against the Bank with any state or federal court or any local, state or federal agency, division or department, based on any events occurring prior to the date of execution of this Agreement.
               (c) The Director further represents that he will not in the future file, participate in, instigate or encourage the filing of any lawsuit or claim by any party in any state or federal court or any proceeding before any local, state or federal agency, department or division, claiming that the Bank has violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to the date of the execution of this Agreement.
          3. No Admission of Liability by Bank or the Director. This Agreement does not constitute an admission of wrongdoing of any kind by the Bank or the Director.
          4. Release of Known and Unknown Claims. In exchange for the agreements contained in Paragraph 1 above, and in consideration of the further agreements set forth below, The Director agrees unconditionally and forever to release and discharge the Bank, as defined above, from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature which he may now have, or ever have, whether known or unknown, including any claims, causes of action or demands of any nature arising out of or in any way relating to his relationship with and/or separation from the Bank on or before the date of the execution of this Agreement.
          This Release includes, but is not limited to all claims, actions or causes of action that were or could have been asserted during the negotiations over this Agreement, any claims, actions or causes of action that were or could have been asserted before any administrative agency or in court, as well as any claims, actions, or causes of action for fraud, misrepresentation, defamation, discrimination or harassment in any form, retaliation, any claims
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under any federal, state, local or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, and any and all other federal, state or local statutes, rules, ordinances, or regulations; any and all claims for alleged wrongful discharge, retaliation, negligent or intentional infliction of emotional distress, and breach of contract; any and all claims for compensation, bonuses, commissions, lost wages, stock or stock options, or unused accrued vacation or sick pay; any and all claims for severance or similar benefits or to post-employment health or group insurance benefits; any and all claims for attorneys’ fees, costs or indemnification; and any and all other claims resulting from any alleged unlawful behavior or conduct by any Hanmi Releasee, the existence of which is specifically denied by the Hanmi Releasees.
          The Director further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
          The Director further agrees to waive the provisions and protections of any state or federal statute that affords similar protections as that of Section 1542 of the California Civil Code.
          5. Knowing and Voluntary. The Director represents and agrees that he is entering into this Agreement knowingly and voluntarily. The Director affirms that no promise or inducement was made to cause him/her to enter into this Agreement, other than the severance pay promised to the Director in Paragraph 1, above. The Director further confirms that he/she has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for his/her agreement.
          6. No Claims previously made or assigned to Others. The Director and Hanmi, respectively, represent that neither they nor anyone on their behalf has filed, nor assigned to others the right to file, nor are there currently pending by the Director or Hanmi or anyone on their behalf, any complaints, charges or lawsuits against the Hanmi Releasees or the Director (as the case may be), or any of them, with any governmental agency, any court or with or in any other forum, and that neither The Director nor Hanmi nor anyone on their behalf will file, assign to others the right to file, or make any further claims against the Hanmi Releasees or the Director Releasees (as the case may be), or any of them, at any time for any alleged acts or omissions covered by the releases in Section 4 above. The Parties agree that in the event they (or anyone on their behalf) assert any claim or file any complaint, charge or lawsuit, or any of them, that is covered by the releases in Section 4 above, such party waives any monetary recovery or other individual relief in such action and shall pay all of the attorneys’ fees, expenses and costs incurred by the defending party in responding to such claim, complaint or action; provided, however, that nothing in this Agreement shall prohibit or impose any liability on either party for
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filing a charge or complaint with, or participating in any investigation by, any governmental agency.
          7. Non-Disparagement. The Director agrees that he will not criticize, denigrate or otherwise disparage Hanmi or any other Hanmi Releasee (including, without limitation, Hanmi and the Bank’s past or present agents, officers, directors, representatives or employees), or any of Hanmi’s products, services, policies, procedures, practices, business ethics, standards of business conduct, methods or manner of doing business or financial performance, to anyone, including, without limitation, members of the media, regulators, analysts and governmental agencies, or to Hanmi’s customers, employees, vendors, shareholders, investors or competitors, or make any other statements to any such persons that reasonably would be expected to impair the goodwill or reputation of Hanmi or any other Hanmi Releasee. Hanmi agrees that the members of the Boards of Directors of Hanmi and the Bank, and the corporate officers of Hanmi and the Bank, will not criticize, denigrate or otherwise disparage the Director to anyone, including, without limitation, members of the media, regulators, analysts and governmental agencies, or to Hanmi’s customers, employees, vendors, shareholders, investors or competitors, or make any other statements to any such persons that reasonably would be expected to impair the reputation of the Director.
          8. Revocation Period. This Agreement is revocable by the Director for a period of seven (7) calendar days following his/her execution of this Agreement. The revocation must be in writing, must specifically revoke this Agreement, and must be received by the Bank prior to the eighth (8th) calendar day following the execution of this Agreement. This Agreement becomes effective, enforceable and irrevocable on the eighth (8th) calendar day following The Director’s execution of this Agreement. Any revocation notice must be sent to: Mr. Jay S. Yoo, Chief Executive Officer, Hanmi Bank, 3660 Wilshire Boulevard, Suite PH-A, Los Angeles, CA 90010. As provided in Paragraph 1 above, the Bank shall pay the Director the severance or retention amount provided in Paragraph 1 on the eighth (8th) calendar day after receiving the signed Agreement from The Director (or the next business should the 8th calendar relationship with Bank, whichever is later.
          9. Governing Law. This Agreement shall be construed under the laws of the State of California, both procedural and substantive.
          10. Arbitration. Any and all disputes or claims arising out of or in any way related to this Agreement, including without limitation, fraud in the inducement of this Agreement, or relating to the general validity or enforceability of this Agreement, as well as any claims arising out of the Director’s employment with and/or separation from the Bank shall be submitted to final and binding arbitration before an arbitrator of the Judicial Arbitration and Mediation Services (“JAMS”) in Los Angeles County (or, in the event the county of the place of employment if outside of Los Angeles County) in accordance with the rules of that body governing employment disputes. The prevailing party shall be entitled to reasonable costs and attorneys’ fees. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
          11. Confidentiality. The nature and terms of, and the circumstances surrounding the execution of this Agreement are strictly confidential and have not been and shall not be disclosed by the Director or Hanmi at any time to any person except to each party’s legal counsel, accountants and tax advisors or, in the case of the Director, his immediate family
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without the prior written consent of an officer of the Bank (in the case of disclosures by the Director) or the prior written consent of the Bank (in the case of disclosures by the Bank), the Parties agree that they will disclose the nature and terms of, and the circumstances surrounding the execution of this Agreement, to their respective legal counsel, accountants, tax advisors or (in the case of disclosures to the Director) spouse only if the person is informed of and agrees to honor this confidentiality requirement. Such a person’s violation of this confidentiality requirement will be treated as a violation of this Agreement by the party making the disclosure to such person. However, notwithstanding the foregoing, disclosures otherwise prohibited by this section are permitted as required by applicable law and as may be necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, pursuant to court order after reasonable notice to the other party, or in response to a disclosure made by the other party. Notwithstanding the foregoing, however, nothing in this Agreement is intended to preclude Hanmi from complying with any of its regulatory compliance obligations. As such, the Director agrees that Hanmi may file this Agreement with the Securities and Exchange Commission and make such disclosure regarding it as Hanmi believes is required by applicable law.
          12. Trade Secrets of Bank. The Director further represents that during the employment with Bank, he/she has had access to and became acquainted with various trade secrets, consisting of software, plans, formulas, patterns, devices, secret inventions, processing, customer lists, contracts, and complications of information, records and specifications, which are owned by Bank and are regularly used in the operation of its business and which may give Bank an opportunity to obtain an advantage over competitors who do not know or use such trade secrets. The Director agrees and acknowledges that the Director was granted access to these valuable trade secrets only by virtue of the confidential relationship created by the Director’s employment. The Director shall not disclose any of the aforesaid trade secrets, directly or indirectly, to third parties or use them in any way for personal benefit after separation from Bank. All records, files, documents, drawings, specifications, software, equipment, and similar items relating to the business of Bank or its affiliates, including without limitation all records relating to customers (the “Documents”), whether prepared by the Director or otherwise coming into the Director’s possession, shall remain the exclusive property of Bank or its affiliates and shall not be removed from the premises of Bank or its affiliates without proper authorization. Upon termination of employment, the Director shall promptly deliver to Bank all Documents in the possession or under the control of the Director.
          13. Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.
          14. Modification. No amendments to this Agreement will be valid unless written and signed by the Director and the Bank.
          15. Severability. If any sentence, phrase, paragraph, subparagraph or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Agreement.
          16. Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be
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construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.
          17. Entire Agreement/Integration. This Agreement constitutes the entire agreement between the Director and the Bank concerning the terms contained herein. No covenants, agreements, representations, or warranties of any kind have been made to any party hereto. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.
          PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THE UNDERSIGNED AGREE TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTER INTO IT WITH THE INTENT TO BE BOUND THEREBY.

Dated:	, 2008

The Director

Dated:	, 2008	HANMI BANK

By:
		Name:	Jay S. Yoo
		Title:	Chief Executive Officer
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